September 19, 2005

John Hancock Bond Trust
   on behalf of John Hancock High Yield Fund
601 Congress Street
Boston, MA 02210

Ladies and Gentlemen:

In connection with the filing of a registration statement under the Securities Act of 1933, as amended (the "Act"), on Form N-14, with respect to the shares of beneficial interest of John Hancock High Yield Fund (the "Fund"), a series of John Hancock Bond Trust (the "Trust"), a Massachusetts business trust, it is the opinion of the undersigned that these shares when issued, will be legally issued, fully paid and non-assessable.

In connection with this opinion it should be noted that the Trust is an entity of the type generally known as a "Massachusetts business trust." Under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the trust. However, the Trust's Declaration of Trust disclaims shareholder liability for obligations of the Trust and indemnifies any shareholder of the Fund, with this indemnification to be paid solely out of the assets of the Fund. Therefore, the shareholder's risk is limited to circumstances in which the assets of the Fund are insufficient to meet the obligations asserted against the Fund's assets.

The undersigned hereby consents to the filing of a copy of this opinion as an exhibit to the Trust's registration statement on Form N-14 and with the Securities and Exchange Commission.

Sincerely,


/s/Brian E. Langenfeld
Brian E. Langenfeld
Attorney and Assistant Secretary